Appendix D
                              EMPLOYMENT AGREEMENT
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       THIS  AGREEMENT  is made as of April 1,  1995,  by and  between  AMERICAN
INDUSTRIAL LOAN ASSOCIATION, ("Employer") and NEIL W. PHELAN ("Employee"), who, in consideration of the mutual promises of the parties and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties have agreed as follows:

       1. Definitions. Whenever the following words or phrases are used in this Agreement, they shall have the meanings given in this Section, unless otherwise indicated.

              a. "Affiliated means any person owned by, (greater than 10%), owning (greater than 10%), under common ownership with, controlling, controlled by, or under common control with, another person, and includes subsidiary and parent organizations.

              b. "Cause," for purposes of a termination for cause, means any termination due to Employee's conviction of a crime involving dishonesty or moral turpitude, gross negligence or willful misconduct.

              c. "Compete" shall mean in any way being in contest with or rivalry with Employer, including directly or indirectly working with, being employed by, or having any interest or involvement in any other person which is directly or indirectly employed in selling, marketing or otherwise providing any of the services or products which are provided or performed as part of the primary business operation of Employer.

              d. "Disability" shall mean Employee being continuously unable, unwilling, or failing to perform Employee's duties for a total period of six (6) months during any twelve (12) month period.

              e. "Immediate family" shall include any of the following: a spouse, a parent, a stepparent, a sibling, a step-sibling, a child, a grand-child, a grandparent, an uncle, an aunt, a first cousin, or any person occupying the same household as Employee.

              f. "Person" shall include both natural persons and entities.

              g. "Primary business operation" shall mean providing mortgage banking, insurance, financial, and related services and products.

              h. "Territory" shall mean the metropolitan area surrounding any city where the Employer has an office or is "doing

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Employee: /s/ NWP
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business", such that it would have to register as a foreign corporation.

       2. Employment. Employer employs Employee for the position of SENIOR VICE PRESIDENT, Chief Operating Officer of American Industrial Loan Association and President, Chief Operating Officer of its subsidiary, Approved Residential Mortgage, Inc. Employee agrees to perform the duties described in this Agreement, subject to the general supervision and policies of Employer and pursuant to the orders, advice, and direction of the Chief Executive Officer of American industrial Loan Association.

       3. Duties. Employee shall perform the duties customarily performed by one holding Employee' s position in similar businesses, and shall also perform such other duties as may be assigned to him by this Agreement or from time to time by Employer. Employee shall specifically perform the following duties on behalf of
Employer:

       Responsible for the general management of the mortgage banking business, including sales and marketing, loan processing, underwriting, quality control, servicing, secondary marketing, business planning and social projects.

       More specifically, responsible to recruit, hire, develop, train and if necessary, terminate the necessary people to effectively run the mortgage banking business.

       Further, Employee shall make available to Employer all information of which Employee shall have any knowledge, and shall make all suggestions and recommendations that will be of benefit to Employer or mutual benefit to Employer and himself.

       4. Best Efforts of Employee. Employee will at all times faithfully industriously, and to the best of Employee's ability, perform all of Employee's duties, to the satisfaction of Employer.

       5. Term. This Agreement is for an initial term of two years, renewable thereafter on a year to year basis.

       Further, either party must give six (6) months written notice if the contract is not going to be renewed. Upon failure to give such notice at the end of the term, this Agreement will automatically renew for a period of twelve (12) months. Such six (6) month notice requirement shall continue for all subsequent renewal periods.

       6. Compensation. Employer shall pay Employee in full payment for Employee's services, compensation in accordance with the Compensation Schedule attached to this Agreement, which shall remain in effect until supplemented or replaced by a new Agreement between Employer and Employee.

Employee: /s/ NWP                                                         page 2
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       7. Other Activities.  Employee shall devote all business time, attention, knowledge, and skills solely to the business and interest of Employer, and Employer shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services, and advice of Employee. Employee shall not, during the term of this Agreement, be employed by or contract to provide services to any other person or engage in any other business or trade, nor shall Employee use or take for Employee's personal benefit any position which conflicts with or is contrary to any position which would be beneficial to Employer. Nothing in this Agreement, however, shall limit Employee's right to invest in publicly traded securities, to engage in any business with the written consent of Employer, or to engage in civic and charitable activities.

       8. Authority to Contract Employee shall have the authority to contract on behalf of Employer on contracts involving less than $100,000 without first obtaining the written consent of Employer. Prior to entering into any contract on behalf of Employer which involves more than $50,000, Employee shall consult with and obtain the approval of the president of Employer. Employee shall have the authority to approve loans in accordance with the policies adopted from time to time by Employer.

       9. Benefits. Employee shall be entitled to benefits according to Employer's policy, as amended from time to time, for employees holding similar positions and tenure.

       10. Termination. Employer may terminate this Agreement at any time for cause. Furthermore, this Agreement shall terminate immediately upon Employee's death or disability, but such termination shall not affect any previously vested right of Employee to receive disability payments in accordance with any applicable plan for a disability which arises while this Agreement is in effect.

       11. Trade Secrets and Business Information. In the course of this employment, Employee will be exposed to certain confidential and proprietary information of Employer and its customers. Employee shall not reproduce or remove from any premises any such information without the express written consent of Employer. Any such information acquired by Employee shall be promptly delivered to Employer if in tangible form, unless specific written consent is received from Employer. Employee shall not at any time or in any manner, disclose to any person, nor any way use to his benefit or that of any immediate family member, any information concerning any matters affecting or relating to the business of Employer, including any of its customers, the prices it obtains or at which it offers its products or services, or the sources of and/or prices it pays for any supplies, material, services or technical assistance, or any other information concerning the finances or business of Employer or any of its customers or clients, without

Employee: /s/ NWP                                                         page 3
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regard to whether any of the  foregoing  matters  would  otherwise be considered confidential or material, the parties agreeing that these matters are important, material, and confidential and gravely affect the effective and successful conduct of Employer's business and goodwill, and that any breach of the terms of this Section shall be a material breach of this Agreement and result in irreparable harm to Employer. Employee further agrees that upon termination of this Agreement for any reason, Employee shall immediately deliver to Employer any and all information, documents, agreements, data, work product, customer lists, notes, and the like of Employer or relating to Employer's business. The duties and restrictions on Employee in this Section shall survive the term of this Agreement and remain in full force and effect for so long as Employer continues in business.

Employee: /s/ NWP                                                         page 4
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       12.    Covenant Not to Compete.

              a. Covenant. In consideration of the employment obtained by Employee and other valuable consideration, and as an inducement for Employer to employ Employee, Employee agrees that, during the term of this Agreement and if this Agreement is terminated by Employer for cause or if Employee voluntarily terminates this Agreement, then also for a period of two (2) years after the date of termination, Employee shall not compete with Employer relative to Employer's primary business operations within the geographical limits of the territory. Employee further shall not, during the term of this noncompetition covenant, solicit or contact any of the customers or clients or potential customers or clients of Employer within the territory, nor utilize or allow the utilization of any customer or client list by any person engaging in the primary business operation, nor will Employee hire or employ, or attempt to hire or employ any employee or independent contractor of Employer, or encourage any such employee or independent contractor to terminate his or her relationship with Employer. The intent of this covenant is to prohibit any activity by Employee which would be likely to adversely affect the primary business operation of Employer.

              b. Notice to Prospective Employers. During the term of the noncompetition covenant, Employee shall give all of Employee's actual and prospective employers written notice of the requirements of the noncompetition covenant. If Employer believes that Employee has failed to provide any actual or prospective employer such notice, Employer may provide such notice, including providing a copy of any or all of this Agreement.

              c. Employee Acknowledgments. Employee acknowledges that (i) there was no duress involved in signing this Agreement; (ii) other employment options were available to Employee at the time of signing this Agreement; (iii) Employee's covenant not to compete was a material and necessary inducement to Employer to employ Employee; (iv) Employee has been advised of the policy of the Commonwealth of Virginia regarding restrictive covenants and agrees that the restrictions imposed upon Employee by this Agreement are reasonable in scope and duration and are necessary to serve a legitimate business interest of Employer; and (v) Employee has had an opportunity to have this Agreement reviewed by legal counsel of Employee's choice.

Employee: /s/ NWP                                                         page 5
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       13.  Intellectual   Property  Rights.   Employee  acknowledges  that  the
propriety rights to any original works, concepts, software, manuals, programs, routines, inventions, trademarks, servicemarks, and tradenames made, developed, or conceived by Employee, whether singularly or in conjunction with another person, during the term of this Agreement (collectively "Inventions") shall be the property of Employer. Accordingly, Employee agrees as follows:

              a. Employee hereby assigns, and shall assign in the future, any and all of Employee's rights in or to all Inventions.

              b. Employee shall promptly disclose in writing to Employer any Invention. If requested by Employer, Employee will execute, file, and prosecute any and all applications and assignments necessary or proper to vest in Employer the complete rights in and to any Inventions.

              c. If Employer chooses to pursue any patent or other application for any Invention, Employer shall bear all costs and fees in connection with the application.

              d. If Employer declines in writing to pursue any patent or other application for an Invention, Employee may pursue the application in Employee's own name and at Employee's own expense, provided that Employer shall have a perpetual, world-wide, royalty-free license and right to use, or to adapt and develop in any way, any and all Inventions, whether or not protectable under any applicable law.

              e. Upon the termination of this Agreement for any reason, Employee shall deliver to Employer any and all notes, records, documents and other material relating to any completed or incomplete Inventions which Employee worked on prior to such termination.

              f. Except as set forth in an exhibit to this Agreement, Employee shall not assert any rights to any Inventions as having been made or acquired by Employee prior to being employed by Employer, or since then and not covered by this Agreement.

              g. Employee need not assign to Employer any rights to any invention, etc. wholly conceived and developed by Employee after the termination of this Agreement, unless the conception or development of such invention, etc. involves the use of confidential or proprietary information obtained by Employee while employed by Employer.

Employee: /s/ NWP                                                         page 6
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              h.  Employee  represents  and  warrants  that  his  employment  by
Employer does not and will not breach any agreement or duty which Employee has to any other person to keep in confidence any confidential information belonging to others. Employee shall not disclose to Employer or use on its behalf any confidential information belonging to others.

       14. Governing Law and Forum. All questions regarding this Agreement shall be governed by the laws of Virginia, excluding its choice of law rules. Any suit relating to this Agreement shall be brought in the Circuit or General District Courts of the City of Virginia Beach, Virginia.

       15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors and assigns.

       16. Assignability. The rights and obligations of Employee under this Agreement may not be assigned or delegated. The rights and obligations of Employer may be assigned or delegated without the consent of Employee.

       17. Offsets Against Compensation. Upon termination of this Agreement Employee authorizes Employer to offset against any compensation or other amounts owing to Employee any sums that Employee owes to Employer, evidenced in writing.

       18. Notices. Any notice or other communication required or permitted by this Agreement shall be in writing and shall be considered given when hand delivered or deposited in the United States mail, postage prepaid, via first class or certified mail, and addressed to Employer at its administrative headquarters and to Employee at his residence, as indicated by the records of the Employer.

       19. Headings. The headings in this Agreement are for convenience only and are not a part of the substantive agreement of the parties, nor shall the headings be used in the interpretation or construction of this Agreement.

       20. Number and Gender. Whenever used in this Agreement, the singular shall include the plural, and the plural shall include the singular.

       21. Severability. If any provision of this Agreement is determined to be unenforceable, the remainder of this Agreement shall be construed and enforced as if the unenforceable provision had not been contained in this Agreement, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

       22.     Entire Agreement.  This Agreement is intended to be a

Employee: /s/ NWP                                                         page 7
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complete,  exclusive, and final expression of the parties' agreements concerning
Employee's employment, merging and replacing all prior negotiations, offers, representations, warranties and agreements. To the extent that Employee was employed by Employer prior to the date of this Agreement, this Agreement is in confirmation of the Agreements previously reached and under which the parties have been working. No course of prior dealing between the parties, no usage of trade, and no parole or extrinsic evidence of any nature shall be used to supplement or modify any of the terms of this Agreement.

       23. Modification and Waiver. The provisions of this Agreement may not be modified or waived, including the waiver of the provisions of this Section, except by a written instrument, signed by the party against whom such modification or waiver is sought to be enforced.

       24. Survival. Any provision of this Agreement which imposes an obligation upon Employee which may extend beyond the term of this Agreement shall survive the termination of this Agreement.

       25. Third Party Beneficiaries. The Provisions of this Agreement are intended to benefit only the parties to this Agreement. No person not a party to this Agreement shall be deemed to be a third party beneficiary of this Agreement, nor shall any such person be empowered to enforce the provisions of this Agreement, except to the extent such a person becomes a permitted assignee of one of the parties.

       WITNESS the following signatures and seals:

                                            Employer:

                                            American Industrial Loan Association

                                            By /s/ Allen D. Wykle
                                               -------------------------------
                                            Title:


                                            Employee:
                                            /s/ Neil W. Phelan
                                            ----------------------------------
                                            Neil W. Phelan


Employee: /s/ NWP                                                         page 8
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                                 NEIL W. PHELAN
                              COMPENSATION SCHEDULE

1) Base Compensation: $100,000 annually, payable in arrears in twenty-four (24) equal semi-monthly payments, payable on the 15th and 30th of each month.

2) Additional Compensation. Additional compensation shall be determined by Allen
D. Wykle, if he is then employed by the Employer, and if he is not so employed, by the President of Employer. The determination shall be made after consultation with the Employee and after consideration of the previous year's audited financial statements and future volume, expense and profit targets. During 1995, Employer will pay Employee a performance bonus based on Employer achieving profit goals set by the President with Employee's input. Employee must be employed at the end of the calendar year to be eligible for this bonus. The profit goal for year ending 12/31/95 is as follows:

Profit Goal A  If Employer earns at least  $1,500,000 but less than $1,666,667 -
               earnings before income taxes in accordance with G.A.A.P. excluding any income or loss attributable to Industry Mortgage Corporation LP, a Delaware Partnership.

               1) Employee's bonus will be 25% of Employee's salary ($25,000).

Profit Goal B  If Employer earns at least  $1,666,667 but less than $1,833,333 -
               earnings before income taxes in accordance with G.A.A.P. excluding any income or loss attributable to Industry Mortgage Corporation LP, a Delaware Partnership.

               1) Employee's bonus will be 50% of Employee's salary ($50,000).

Profit Goal C  If Employer earns at least  $1,833,333 or more - earnings  before income taxes in accordance with G.A.A.P. excluding any income or loss attributable to Industry Mortgage Corporation LP, a Delaware Partnership.

               1) Employee's bonus will be 75% of Employee's salary ($75,000).

       In addition, if any salary bonus is paid, Employee will be issued options to purchase common stock of American Industrial Loan Association for a period of two (2) years at book price. See the following guidelines:

Employee: /s/ NWP                                          Compensation Schedule
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              Profit Goal A - $2,500 worth of stock  allowed to purchase at book price.

              Profit Goal B - $5,000 worth of stock allowed to purchase at book price.

              Profit Goal C - $7,500 worth of stock allowed to purchase at book price.

3)   401K available subject to plan rules

4)   $500.00 monthly car allowance

5) Documented moving expenses up to $20,000 will be reimbursed. This consists of moving expenses, temporary living expenses, food, closing costs and real estate fees on sale of home, any rentals of house, auto, moving truck etc., and all costs associated with moving.

6)   Appointment to advisory board

7) Nomination, after review, to Board of Directors of American Industrial Loan Association.

8)   Full  medical and dental plan per group plan at a cost to Employee of $50 -
     100.00 depending on the plan Employee chooses.

9)   3 weeks paid vacation

10) If Employee's employment is terminated prior to 4/1/96 due to a sale of Employer and not due to any cause, Employer will pay Employee severance pay of $50,000.


                                                                   April 1, 1995
Employee: /s/ SWB                                          Compensation Schedule
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